SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2009

Savoy Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-151960	26-0429687
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11200 Westheimer, Suite 900, Houston TX	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  713.243.8788

Arthur Kaplan Cosmetics, Inc. 56C Page Street, Gahanna, OH 43230 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

SAVOY ENERGY CORPORATION

Item 1.01.     Entry into a Material Definitive Agreement

The Merger

On March 31, 2009, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Plantation Exploration, Inc., a privately held Texas corporation (“Plantation Exploration”), and Plantation Exploration Acquisition, Inc. (“Acquisition Sub”), our newly formed wholly-owned Nevada subsidiary. In connection with the closing of this merger transaction, Acquisition Sub merged with and into Plantation Exploration (the “Merger”) on April 2, 2009, with the filing of articles of merger with the Texas secretary of state.  As a result of the Merger, Plantation Acquisition no longer exists and Plantation Exploration became our wholly-owned subsidiary.

Subsequently, on April 3, 2009, we merged with another wholly-owned subsidiary of our company, known as Savory Energy Corporation, in a short-form merger transaction under Nevada law and, in connection with this short form merger, changed our name to Savoy Energy Corporation.

In addition, pursuant to the terms and conditions of the Merger Agreement:

▪
The sole shareholder of all of the capital stock of Plantation Exploration issued and outstanding immediately prior to the closing of the Merger exchanged his shares into 2,000,000 shares of our common stock. As a result, the sole shareholder of Plantation Exploration received 2,000,000 newly issued shares of our common stock.

▪	As a result, immediately following the Merger, there were 17,100,000 shares of our common stock issued and outstanding.

▪
Our board of directors was reconstituted to consist of Arthur Bertagnolli who, prior to the Merger, was the sole director of Plantation Exploration.  In connection with such, we entered into an employment agreement (“Employment Agreement”) with Mr. Bertagnolli to serve as CEO and director of our company.  The terms of the Employment Agreement are set forth below.

▪
We entered into a non-competition and non-solicitation agreement (“Non-Competition and Non-Solicitation Agreement”) with Mr. Bertagnolli.  The terms of the Non-Competition and Non-Solicitation Agreement are set forth below.

▪	Plantation Exploration provided customary representations and warranties and closing conditions, including approval of the Merger by its sole shareholder.

As of the date of the Merger Agreement and currently, there are no material relationships between us or any of our affiliates and Plantation Exploration, other than in respect of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Employment Agreement

Pursuant to the terms and conditions of the Employment Agreement:

▪
Mr. Bertagnolli will serve as President, CEO, Chairman and sole director of our company and Plantation Exploration. We agreed to compensate Mr. Bertagnolli $14,000 per month for the first 12 months and $20,000 per month for the second 12 month period.

▪
Mr. Bertagnolli will receive a stock bonus from our company for meeting certain criteria, including: (i) 750,000 shares of our common stock if our company generates 100 barrels of oil per day in 180 days; (ii) 750,000 shares of our common stock if our company generates 300 or more barrels of oil per day in 365 days; and (iii) 1,000,000 shares of our common stock if our company completes a lease with reserves equal to 35,000,000 or more barrels of oil.

▪
Within 15 days after our second and fourth fiscal quarters, we will pay to Mr. Bertagnolli a cash bonus equal to 3% of our net revenues for the just completed and prior fiscal quarter, and each subsequent second and fourth quarter thereafter.

▪	We will pay Mr. Bertagnolli a cash bonus of 5% of the net proceeds of any sale of our company to any larger oil and gas company, with an additional 5% if Mr. Bertagnolli secures the purchaser.

▪
We agreed to issue Mr. Bertagnolli options to purchase 1,000,000 shares of our common stock at an exercise price of $1.00 per share that will vest in 2 years from the date of the agreement. We further agreed to issue Mr. Bertagnolli options to purchase up to 5% of our outstanding common stock at an exercise price of $1.00 per share that will vest in 2 years from the date of the agreement.

▪	We agreed to further compensate Mr. Bertagnolli in the event we are able to raise capital in connection with a private placement.

▪	Mr. Bertagnolli can only be terminated for cause.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Non-Competition and Non-Solicitation Agreement

Pursuant to the terms of the non-competition and non-solicitation agreement:

▪	Mr. Bertagnolli shall not engage any in business that competes with our business in the United States of America during the two year period beginning with the execution of the agreement.

▪	Mr. Bertagnolli will not solicit any employee, customer or potential customer of our company that he comes in contact with during two year period beginning with the execution of the agreement.

The foregoing description of the Non-Competition and Non-Solicitation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Non-Competition and Non-Solicitation Agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Stock Purchase Agreement

Immediately following the closing of the Merger, in a separate transaction, our former Chief Executive Officer and sole director, Mr. Arthur Kaplan, agreed to purchase our former cosmetics business in exchange for the cancellation and return all of his common stock into treasury and the forgiveness of debts we owed to him. Specifically, in the stock purchase agreement (“Stock Purchase Agreement”), Mr. Kaplan retired 10,100,000 shares of our common stock and forgave our company $33,194 in related party payables in exchange for our prior business of developing, manufacturing, and selling organic personal care products specifically for men and any assets that relate to that business.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is filed as Exhibit 2.2 hereto and incorporated herein by reference.

Item 2.01.     Completion of Acquisition or Disposition of Assets

As used in this Current Report on Form 8-K, all references to the “Company,” “Savoy,” “Savoy Energy”, “we,” “our” and “us” or similar terms, refer to Savoy Energy Corporation, including its predecessors and its subsidiaries, except where the context makes clear that the reference is only to Plantation Exploration. Information about the Company and the principal terms of the Merger are set forth below.

Merger

The Merger. On April 2, 2009, in accordance with the Merger Agreement dated March 31, 2009, our Acquisition Sub merged with and into Plantation Exploration, and the sole stockholder of Plantation Exploration received 2,000,000 shares of our common stock. As a result, at closing, in exchange for 100% of the outstanding capital stock of Plantation Exploration, the sole stockholder of Plantation Exploration received 2,000,000 shares of our common stock, which represented approximately 28.57% of our outstanding common stock following the Merger and related transactions described in Item 1.01 of this Current Report.

At the time of the Merger, neither we nor Plantation Exploration had any options to purchase shares of capital stock outstanding. Additionally, at the time of the Merger, neither we nor Plantation Exploration had any warrants to purchase shares of capital stock outstanding.

There were 15,100,000 shares of our common stock outstanding before giving effect to the stock issuances in the Merger and the cancellation of 11,100,000 shares by Mr. Arthur Kaplan. Following these events, there were 7,000,000 shares outstanding, including:

Shares	Held by:
2,000,000	Plantation Exploration Shareholders
5,000,000	Existing shareholders
The shares of our common stock issued to the former sole holder of Plantation Exploration’s capital stock in connection with the Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering.

Prior to the Merger, there were no material relationships between us and Plantation Exploration, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors, other than as disclosed in this Current Report.

General Changes Resulting from the Merger. We have sold our interest in our prior business of developing, manufacturing, and selling organic personal care products specifically for men and any assets that relate to that business to Mr. Arthur Kaplan in exchange for the cancellation of 10,100,000 shares of our common stock owned by him, and the forgiveness of related party indebtedness owed by us to him in the amount of $33,194.  We intend to carry on the business of Plantation Exploration, as our primary line of business. We have relocated our principal executive offices to 11200 Westheimer, Suite 900, Houston TX 77042 and our telephone number is 713.243.8788.

Pre-Merger stockholders of Plantation Exploration will be required to exchange their existing Plantation Exploration stock certificates for our certificates. Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of March 31, 2009, our shares were quoted on the OTCBB under the symbol “AKPN.OB” We anticipate that our symbol will change in the near future as a result of the change in the Company’s name to “Savoy Energy Corporation.”

The Merger and its related transactions were approved by the holders of a requisite number of shares of (i) Plantation Exploration’s common stock by written consent in lieu of a meeting, and (ii) Plantation Exploration Acquisition, Inc.’s common stock by written consent in lieu of a meeting. Under Texas law, Plantation Exploration’s stockholders who did not consent to the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that Plantation Exploration pay them the fair value of their shares. Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger.   One Hundred percent of the stockholders of Plantation Exploration consented to the Merger and thus no appraisal rights may be exercised under Texas law.

Changes to the Board of Directors. Arthur Kaplan resigned as our sole officer and director. Pursuant to the terms of the Merger Agreement, Arthur Bertagnolli who prior to the Merger was the sole director of Plantation Exploration, Inc., was appointed as our sole officer and director.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment. The Merger is being accounted for as a purchase of the assets of Plantation Exploration Consequently, the assets and liabilities of Plantation Exploration will be restated to their fair values. Our consolidated financial statements after completion of the Merger will include the assets and liabilities of companies, our historical operations and the operations of Plantation Exploration from the closing date of the Merger.  Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a future change of control of the Company. We will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger.

Description of Our Company

Company Overview

We were incorporated as “Arthur Kaplan Cosmetics, Inc.” (“Kaplan”) on June 25, 2007, in the State of Nevada for the purpose of developing, manufacturing, and selling organic personal care products (our “Products”) specifically for men. Our Products were made from natural ingredients, including food-grade vegetable oils, and we promoted them as 100% USDA Certified Organic at a high price point.

However, we recently determined that our current working capital was not sufficient to enable us to implement our business plan. Accordingly, on March 31, 2009, we entered into the Merger Agreement with Plantation Exploration, whereby we acquired all of the assets, liabilities, and business operations of Plantation Exploration.

In consequence of entering into the Merger Agreement, we have changed our name with the Nevada Secretary of State to Savoy Exploration Corporation, effective March 31, 2009, and have determined to pursue the business plan of Plantation Exploration. We are now in the business of
Re-entering, re-completing, extracting oil from, and selling oil from previously drilled wells in the United States.

Our Business

In 2005 alone, the United States produced an estimated 9 million barrels of crude oil per day and imported 13.21 million barrels per day from other countries. This oil gets refined into gasoline, kerosene, heating oil and other products. To keep up with our consumption, oil companies must constantly look for new sources of petroleum, as well as improve the production of existing wells.  One way to prevent an oil supply disruption is to ensure our domestic production of oil is maintained.  For every barrel of oil that flows from U.S. fields, nearly two barrels remain in the ground in abandoned wells. Our ability to economically extract much of this “left-behind” oil is the key to our business plan.

While crude oil prices are currently depressed compared to recent years, it still represents the core of the U.S.’s energy industry. The U.S. public, government, and oil companies are all seeking ways to meet the demand for oil without increasing our dependence on foreign oil. The oil that we sell is drilled domestically, providing a cost-efficient and convenient product supply for large oil companies who distribute nationally.

We are in the process of performing recompletion and workover activities on wells in Texas.  We re-enter and bring back into production wells that have been previously drilled and subsequently abandoned for a variety of reasons. Most often the wells we pursue were drilled and abandoned by large oil companies because of uneconomical production rates. Because of their high overhead costs and other opportunity costs, large oil companies may require a well to produce between 500 and 800 Barrels Per Day (“BPD”) in order to be economically viable. Our significantly lower overhead allows us to profitably extract oil from wells at a rate as low as 0.5 BPD. Thus, a well that produced 150 BPD would have been deemed unprofitable and abandoned by a large oil company, but would be sought after and could be turned into a profitable well by us. Similarly, we also seek wells that were drilled by companies searching for natural gas but instead found oil. These gas companies abandoned these wells and moved on in their search for natural gas. These capped wells present an opportunity for us to reenter using recompletion and workover techniques and equipment to extract the oil, and finally sell the extracted oil to oil brokers who in turn sell the oil to large oil companies.

Bringing a well back into production involves drilling into the wellhead and cleaning out the pipe, which lines the previously drilled hole. We often utilize acid to remove the sludge, which has built up and solidified in the pipe, and to increase the viscosity of the oil, allowing it to flow more freely. Depending upon the condition of the well, we can either drill directly through bridge plugs that sit in the wellbore, or we can drill laterally into the wellbore. The initial production of a well that we re-enter is often higher than when the well was abandoned because pressure in the well has built up over time and aids in pushing oil to the surface.

We have retained Forrest A. Garb & Associates, a petroleum consulting firm specializing in geological analyses of oil wells, as an independent contractor. They evaluate abandoned wells and provide seismic and geological analyses of the wells, and counsel us in our decisions regarding which wells we should pursue. Based upon their recommendations, as well as the knowledge and experience of our executive officers, we will pursue an oil lease with the landowner who holds the property containing a sought-after well. The reserve reports by Forrest A. Garb & Associates referencing our current wells are attached as Exhibit 99.1 to this Current Report. Upon securing a lease, which generally provides that the landowner receives 25% of the revenue generated by the well, we begin the reclamation process. We currently hold leases, as well as title and right-of-way access, on four wells in Texas, all of which are currently producing crude oil. These wells are referred to as:  Ali-O No.1, Rozella Kifer, Zavadil No.1, and Wright.

The leases for these wells are attached as Exhibit 10.3 to this Current Report. Three other parties hold fractional interests in these wells also. Each has a Well Interest (“WI”), which reflects the overall “ownership” of the well, but not the percentage of revenue because operational expenses have not been allowed for. Each party is also entitled to a Net Revenue Interest (“NRI”), or a percentage of the net revenues of a given well. Interests held by us are shown in the table below:

		WI %	NRI %
Ali-O	Savoy	52.50%	46.75%

Rozella Kifer	Savoy	52.50%	40.75%

Zavadil	Savoy	46.00%	33.91%

Wright	Savoy	100.00%	75.00%

We have also identified 18 other wells, two that are producing and 16 that have been shut in but have seismic or other data indicating that they are favorable candidates for recompletion and workover.  We hope to acquire these potential assets in the next twelve months.

We presently use a contract operator, Maranatha, to conduct field operations. This allows us to pursue our business plan without the overhead costs of employees, and the logistical concerns of scheduling, insurance, and human resources. We pay Maranatha a monthly fee of $500 for each well they service, and they conduct all of the field operations associated with our wells, including drilling, pumping, and transporting to our customers. Our agreement with Maranatha is verbal and continues on a month-to-month basis.

Currently, we sell all of the oil we produce to Gulfmark Energy, an oil broker who in turn sells oil to Royal Dutch Shell, one of the world’s largest oil companies. The price at which they purchase our oil is based upon the previous month’s open market crude oil prices, and is reset monthly accordingly. Thus, while we are susceptible to large trends in crude oil prices, we are not vulnerable to daily fluctuations.

Our offices are located at 11200 Westheimer, Suite 900, Houston TX 77042.

Oil Drilling

The creation and life of a well can be divided up into five segments: Planning, Drilling, Completion, Production, and Abandonment.

Planning

Geologists use seismic surveys to search for geological structures that may form oil reservoirs. The classic method includes making underground explosion nearby and observing the seismic response that provides information about the geological structures underground. However, passive methods that extract information from naturally-occurring seismic waves are also utilized.  Other instruments such as gravimeters and magnetometers are also sometimes used in the search for petroleum. When extracting crude oil, it normally starts by drilling wells into the underground reservoir. When an oil well has been tapped, a geologist, known on the rig as the "mudlogger," will note its presence. Historically, in the U.S., some oil fields existed where the oil rose naturally to the surface, but most of these fields have long since been used up, except certain places in Alaska. Often many wells, called multilateral wells, are drilled into the same reservoir, to ensure that the extraction rate will be economically viable. Also, secondary wells may be used to pump water, steam, acids or various gas mixtures into the reservoir to raise or maintain the reservoir pressure, and so maintain an economic extraction rate.

Drilling

An oil well is created by drilling a hole 5 to 36 inches in diameter into the earth with a drilling rig which rotates a drill string with a bit attached. The drill bit, aided by the weight of thick walled pipes called "drill collars" above it, cuts into the rock. There are different types of drillbits, some cause the rock to fail by compressive failure. Others shear slices off the rock as the bit turns. Drilling fluid is pumped down the inside of the drill pipe and exits at the drill bit in order to cool the bit, lift rock cuttings to the surface, and prevent bore destabilization. The pipe or drill string to which the bit is attached is gradually lengthened as the well gets deeper by screwing in additional 30-foot (10 m) sections of pipe at the surface.

After the hole is drilled, sections of steel tubing, or casing, slightly smaller in diameter than the borehole, are placed in the hole. Cement may be placed between the outside of the casing and the borehole. The casing provides structural integrity to the newly drilled wellbore in addition to isolating potentially dangerous high pressure zones from each other and from the surface.

With these zones safely isolated and the formation protected by the casing, the well can be drilled deeper (into potentially more-unstable and violent formations) with a smaller bit, and also cased with a smaller size casing. Modern wells often have 2-5 sets of subsequently smaller hole sizes drilled inside one another, each cemented with casing.

This process is all facilitated by a drilling rig which contains all necessary equipment to circulate the drilling fluid, hoist and turn the pipe, control downhole pressures, remove cuttings from the drilling fluid, and generate onsite power for these operations.

Completion

After drilling and casing the well, it must be “completed.” Completion is the process by which the well is prepared to produce oil or gas.  In a cased-hole completion, small holes called perforations are made in the portion of the casing which passed through the production zone, to provide a path for the oil to flow from the surrounding rock into the production tubing. In open hole completion, often “sand screens” or a “gravel pack” is installed in the last drilled, uncased reservoir section. These maintain structural integrity of the wellbore in the absence of casing, while still allowing flow from the reservoir into the wellbore. Screens also control the migration of formation sands into production pipes and surface equipment, which can cause significant problems.

After a flow path is made, acids and fracturing fluids are pumped into the well to fracture, clean, or otherwise prepare and stimulate the reservoir rock to optimally release oil into the wellbore. Finally, the area above the reservoir section of the well is packed off inside the casing, and connected to the surface via a smaller diameter pipe called tubing. This arrangement provides a redundant barrier to oil leaks as well as allowing damaged sections to be replaced. Also, the smaller diameter of the tubing draws oil at an increased velocity in order to overcome the hydrostatic effects of heavy fluids such as water. In many wells, the natural pressure of the subsurface reservoir is high enough for the oil to flow to the surface. However, this is not always the case, especially in depleted fields where the pressures have been lowered by other producing wells, or in low permeability oil reservoirs. Installing a small diameter tubing may be enough to help the production, but artificial lift methods may also be needed. Common solutions include downhole pumps, gas lift, or surface pump jacks. Many new systems in the last ten years have been introduced for well completion, including all in one systems that have cut completion costs and improved production, especially in the case of horizontal wells.

Production

The production stage is the most important stage of a well's life, when the oil is produced. By this time, the oil rigs and workover rigs used to drill and complete the well have moved off the wellbore, and the top is usually outfitted with a collection of valves called a production tree. These valves regulate pressures, control flows, and allow access to the wellbore in case further completion work is needed. From the outlet valve of the production tree, the flow can be connected to a distribution network of pipelines and tanks to supply the product to refineries or oil export terminals.  As long as the pressure in the reservoir remains high enough, the production tree is all that is required to produce the well. If the pressure is depleted and it is considered economically viable, one of the artificial lift methods mentioned above can be employed.

Workovers are often necessary in older wells, which may need smaller diameter tubing, scale or paraffin removal, acid matrix jobs, or completing new zones of interest in a shallower reservoir. Such remedial work can be performed using workover rigs – also known as pulling units to pull and replace tubing, or by the use of a well intervention technique called coiled tubing. Enhanced recovery methods such as water flooding, steam flooding, or CO2 flooding may be used to increase reservoir pressure and provide a push to move oil out of the reservoir. Such methods require the use of injection wells (often chosen from old production wells in a carefully determined pattern), and are used when facing problems with reservoir pressure depletion, high oil viscosity, or can even be employed early in a field's life. In certain cases – depending on the reservoir's geomechanics – reservoir engineers may determine that ultimate recoverable oil may be increased by applying a water flooding strategy early in the field's development rather than later.

Abandonment

When a well no longer produces or produces so poorly that it is a liability, it is abandoned. In this process, tubing is removed from the well and sections of wellbore are filled with cement to isolate oil and water zones from each other, as well as the surface. Completely filling the wellbore with cement is costly and unnecessary. The surface around the wellhead is then excavated, and the wellhead and casing are cut off, a cap is welded in place and then buried.

The production from an oil well declines over time as oil is extracted. The point at which the well no longer makes a profit and is plugged and abandoned is called the Economic Limit. The equation to determine the economic limit contains four factors, namely: (1) taxes, (2) operating cost, (3) oil price, and (4) royalty. Because of differences in operating costs, different companies may have different Economic Limits for a given well.

At the Economic Limit for large oil companies there often is still a significant amount of unrecoverable oil left in the reservoir. They might be tempted to defer physical abandonment for a period of time, hoping that the oil price will go up or that new supplemental recovery techniques will be perfected. However, lease provisions and governmental regulations usually require quick abandonment; liability and tax concerns also may favor abandonment.

Oil Well Re-entry and Workovers

Workover activities include one or more of a variety of remedial operations on a producing well to try to increase production.  These operations include:

Sand Cleanout Operations are performed to remove the buildup of sand in the wellbore.  In wells that produce from loosely consolidated sandstone formations, a certain amount of sand is usually produced with oil. Although some of this sand will be produced at the surface, most of it will accumulate at the bottom of the hole. Continued accumulation of the sand in the wellbore will eventually cut the oil-producing rate and may even halt production altogether. When this problem, known as sanding, occurs, a service rig equipped with a sand pump on a wire line is called to the scene. The sand pump is a special tool which removes the sand from the wellbore.

Repairing Casings - Casings can be damaged by corrosion, abrasion, pressure, or other forces that create holes or splits. A packer is run down the well to locate the hole in the casing. Fluid is pumped into the casing above the packer. A loss of pressure indicates a hole in the casing. The following are the principal methods for repairing casing:

•	Squeeze cementing.
•	Patching a liner.
•	Replacing casing.
•	Adding a liner.
•	Opening collapsed casing.

Sidetracking is the workover term for drilling a directional hole to bypass an obstruction in the well that cannot be removed or damage to the well, such as collapsed casing, that cannot be repaired. Sidetracking is also done to deepen a well or to relocate the bottom of the well in a more productive zone, which is horizontally removed from the original well. To sidetrack, a hole (called a window) is made in the casing above the obstruction. The well is then plugged with cement below the window. Special drill tools, such as a whipstock, bent housing, or bent sub are used to drill off at an angle from the main well. This new hole is completed in the same manner as any well after a casing is set.

Plug-back places a cement plug at one or more locations in a well to shut off flow from below the plug. Plug-back is also used before abandoning a well or before sidetracking is done. There are two methods for placing a cement plug in a well:

1.	Plug-back using tubing.
2.	Plug-back using a dump bailer

Acidizing - Acid treatments have been applied to wells in oil and gas bearing rock formations for many years. Acidizing is probably the most widely used workover and stimulation practice in the oil industry.  By dissolving acid soluble components within underground rock formations, or removing material at the wellbore face, the rate of flow of oil may be significantly increased.  A number of different acids are used in conventional acidizing treatments, the most common are:

•	Hydrochloric, HCl
•	Hydrofluoric, HF
•	Acetic, CH3COOH
•	Formic, HCOOH
•	Sulfamic, H2NSO3H
•	Chloroacetic, ClCH2COOH

These acids differ in their characteristics. Choice of the acid and any additives for a given situation depends on the underground reservoir characteristics and the specific intention of the treatment. The majority of acidizing treatments carried out utilize hydrochloric acid (HCl).

Oil Industry in the United States

The oil/energy industry is extremely large. According to the Department of Energy (“DOE”), fossil fuels (including coal, oil, and natural gas) make up more than 85% of the energy consumed in the U.S. as of 2008, with oil supplying 40% of U.S. energy needs.  There are two major sectors within the oil industry, upstream and downstream.  Upstream refers to the exploration and production of oil and gas.  Many analysts look at upstream expenditures from previous quarters to estimate future industry trends. For example, a decline in upstream expenditures usually trickles down to other areas such as transportation and marketing.  Downstream refers to oil and gas operations after the production phase and through to the point of sale.  It is the commercial side of the business, such as gas stations or the delivery of oil for heat.

Oil Price:  Determining Factors

The Organization of Petroleum Exporting Countries (“OPEC”) is an intergovernmental organization consisting of 11 member countries dedicated to the stability and prosperity of the petroleum market. OPEC membership is open to any country that is a substantial exporter of oil and that shares the ideals of the organization. Output quotas placed by OPEC can send huge shocks throughout the energy markets. When OPEC meets to determine oil supply for the coming months, the price of oil can fluctuate wildly.

The oil industry is easily influenced by economic and political conditions.  If a country is in a recession, fewer products are being manufactured, not as many people drive to work, take vacations, etc.  All of these variables factor into less energy use.  Oil and gas prices fluctuate on a minute by minute basis. Many factors determine the price of oil, but supply and demand are the chief deciding factors. Demand typically does not fluctuate too much (except in the case of recession), but supply shocks can occur for a number of reasons.

Crude Oil Statistics:
•	One barrel of crude oil contains 42 gallons
•	About 46% of each barrel of crude oil is refined into automobile gasoline
•	In the U.S. and Canada an average of 3 gallons of crude oil are consumed per person each day

•	The U.S. imports about 50% of it's required crude oil and about 50% of that amount comes from OPEC countries
•	The average price for a barrel of OPEC crude oil for the week ending January 9, 2009, was $43.76 [DOE]
•	The average U.S. refiner acquisition cost in November 2008 for a barrel of crude oil was $54.44 [DOE]
•	U.S. crude oil production in December 2008 was 5,024,000 bpd [API]
•	Total petroleum products delivered to the domestic market in December 2008 was 19,493,000 bpd [API]
•	Average active rotary drilling rigs in the U.S. as of January 9, 2009 was 1,589, and the 2008 monthly average was 1,879 [Baker Hughes Inc., Houston]
•	The number of rotary rigs drilling for oil was at 283 for the week of February 6, 2009, and rigs currently drilling for oil represent 21.0% percent of total drilling activity

Recompletion and Workover Industry

Recompletion and workover operations on oil wells have become more common due to continuing trends of rising petroleum demand and new technology that enables up to 50% of the reserves in a well to be drained before the well is capped. While current demand and prices are down, the industry is focused more on the longer term trend of increasing demand. The Associated Press reported in 2005 that, in California, wells that are 45 years old are being put back into production, with many wells in Los Angeles having been shut down after only 20 or 25% of the oil was extracted.  Jerome R. Corsi, Ph.D., co-author of Black Gold Stranglehold: The Myth of Scarcity and the Politics of Oil, states that, "The decision to uncap California oil wells proves that U.S. oil production did not peak because we ran out of domestic oil," and that "Much oil in the U.S. has been kept in the ground awaiting new technology and higher prices.”

John Martini, CEO of the California Independent Petroleum Association, told World Net Daily in 2005 that many wells are being opened up because new technology permits companies to drill anywhere from 100 to 1,000 feet deeper with economically productive results. "Oil production is like any other industrial process," Mr. Martini noted, "in that new technology lets you work smarter and more efficiently.”  Another factor Martini cited was that the continued higher price of crude oil "puts in place a new set of dynamics, where smaller and smaller companies can come in and open up the capped wells profitably…In many cases, the infrastructure is already in place, so putting these wells back into production will not cause an unseemly impact on the landscape." While the price of crude oil has dropped significantly over the past year, industry leaders are confident that it will rebound.

Competition

We compete with a number of established drillers and distributors who specialize in recompletion and workover projects in Texas and sell crude oil to large oil companies. These companies enjoy brand recognition which exceeds that of our brand name. We compete with several drillers and distributors who have significantly greater financial, distribution, advertising, and marketing resources than we do, including:

•
Southern Plains Oil Corp is an independent oil company focused on the workover and enhancement of known oil production in Texas and Oklahoma.  They have recovery programs in Oklahoma, such as their Big Sky Unit, and plan to produce the  more than 1.3 million barrels of proven recoverable oil from their wells.  Workover activities have also been scheduled for the company's Great Plains project, consisting of 45 wells located in Wichita County, Texas.

•	Consolidated Oil & Gas specializes in reentry well projects throughout Texas and the Gulf Coast region.
•
Freestone Resources is an East Texas based oil and gas company currently active in Texas and New Mexico. In addition to oil and gas lease acquisitions and petroleum waste disposal, they perform development activities including recompletions, developmental drilling, and utilize emerging technologies and products specifically in the area of well treatment.

•
Wentworth Energy is an independent exploration and production company focused on developing North American oil and natural gas reserves. They own a 27,557-acre mineral block in east central Freestone County and west central Anderson County in the active East Texas Basin.  They recently announced the recompletion of the Shiloh #3 well, and are also evaluating the Rodessa zone in existing wellbores on their Anderson County, Texas acreage for possible recompletion.

•
Tradestar Resources Corporation is an independent energy company that is engaged in the exploration, development, exploitation and acquisition of on-shore oil and natural gas properties in conventional producing areas of the United States.  They conduct their primary operations in Texas and focus on enhancement opportunities such as infill drilling, recompletions, secondary recovery projects, repairs and equipment changes.

•
Maranatha is our contract operator. They specialize in oil well workovers, and perform similar contract operator work for three other public companies and one private company. Maranatha also holds leases on twelve wells of their own, performing their own operations work and producing crude oil for sale to large oil companies.

•	Lucas Energy is an independent company engaged in re-entry and workover projects in Texas similar to ours. They hold leases on 46 wells, and have a fractional interest in all four of our wells.

We compete primarily on the basis of our ability to deliver quality crude oil, and our relationships with contract operators and large oil companies. We believe that our success will depend upon our ability to remain competitive in our industry. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Intellectual Property

We do not currently have any intellectual property.

Regulatory Matters

Overview

We are required to abide by complex federal, state and local laws and regulations that cover the oil and gas industry in the United States.  In Texas, the Railroad Commission of Texas (“RCT”) has primary regulatory jurisdiction over oil and natural gas industry, pipeline transporters, natural gas & hazardous liquid pipeline industry, and the LP-gas industry. While we are required to abide by these statutes and regulations, the implementation of these compliance activities currently rests with our contract operator. If we begin acting as our own operator, we will become responsible for ensuring compliance with these laws and regulations. Prior to becoming our own operator, we would also be required to post a bond with the Texas Oil and Gas Association, to ensure our compliance and remediation in the event of our non-compliance. We may also be required to obtain work permits and perform remediation work for any physical disturbance to the land in order to comply with RCT regulations. Currently, we have not experienced any difficulty with compliance to any laws or regulations which affect our business. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our extraction program, and make compliance with new regulations unduly burdensome.

Set forth below is a review of the regulatory issues that affect our business:

Transportation

Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission, or the FERC, regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index slightly, effective July 2001. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.

Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Some states have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental Laws

We are required to abide by complex federal, state and local laws and regulations that cover environmental issues in the oil and gas industry in the United States.  We are subject to the laws and regulations of the Texas Commission on Environmental Quality as well as the RCT. These laws and regulations generally require us to take precautions in our operations against environmental contamination, and to restore sites to their prior condition when we abandon a well. These tasks are currently performed by our contract operator, and the costs are part of the fee we pay them to perform this work for us.

Set forth below is a review of the environmental issues that affect our business:

General

Our operations are subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things:

▪	require the acquisition of various permits before drilling commences;

▪	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling and production activities;

▪	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

▪	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs.

The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

Waste Handling

The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA or state non-hazardous waste provisions. Releases or spills of these regulated materials may result in remediation liabilities under these statutes. It is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

Comprehensive Environmental Response, Compensation, and Liability Act

The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the Superfund Law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current or former owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

In the course of our operations, we may generate wastes that may fall within CERCLA’s definition of hazardous substances. Further, we currently own, lease or operate properties that have been used for oil and natural gas exploration and production for many years. Hazardous substances or petroleum may have been released on, at or under the properties owned, leased or operated by us, or on, at or under other locations, including off-site locations, where such hazardous substances or other wastes have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose handling, treatment and disposal of hazardous substances, petroleum, or other materials or wastes were not under our control. These properties and the substances or materials disposed or released on, at or under them may be subject to CERCLA, RCRA or analogous or other state laws. Under such laws, we could be required to remove previously disposed substances and wastes or released petroleum, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances into waters of the United States or state waters. Under these laws, the discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Oil Pollution Act of 1990, or OPA, which amends and augments the Clean Water Act, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the United States. In addition, OPA and regulations promulgated pursuant thereto impose a variety of regulations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. OPA also requires certain oil and natural gas operators to develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance.

Air Emissions

The Federal Clean Air Act and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA has developed and continues to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Federal Clean Air Act and associated state laws and regulations. Oil and gas operations may in certain circumstances and locations be subject to permits and restrictions under these statutes for emissions of air pollutants, including volatile organic compounds, nitrous oxides, and hydrogen sulfide.

National Environmental Policy Act

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

Endangered Species, Wetlands and Damages to Natural Resources

Various state and federal statutes prohibit certain actions that adversely affect endangered or threatened species and their habitat, migratory birds, wetlands, and natural resources. These statutes include the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Water Act and CERCLA. Where takings of or harm to species or damages to wetlands, habitat, or natural resources occur or may occur, government entities or at times private parties may act to prevent oil and gas exploration or production or seek damages to species, habitat, or natural resources resulting from filling or construction or releases of oil, wastes, hazardous substances or other regulated materials.

OSHA and Other Laws and Regulations

We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA) and comparable state statutes. The OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and similar state statutes require that we organize and/or disclose information about hazardous materials stored, used or produced in our operations.

Recent studies have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, many nations have agreed to limit emissions of “greenhouse gases” pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol.” Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil and natural gas, and refined petroleum products, are “greenhouse gases” regulated by the Kyoto Protocol. Although the United States is not participating in the Kyoto Protocol, several states have adopted legislation and regulations to reduce emissions of greenhouse gases. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect our operations and demand for our products. Additionally, the U.S. Supreme Court has ruled, in Massachusetts, et al. v. EPA, that the U.S. Environmental Protection Agency abused its discretion under the Clean Air Act by refusing to regulate carbon dioxide emissions from mobile sources. This Supreme Court decision could result in federal regulation of carbon dioxide emissions and other greenhouse gases, and may affect the outcome of other climate change lawsuits pending in U.S. federal courts in a manner unfavorable to our industry. Currently, our operations are not adversely impacted by existing state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business.

Private Lawsuits

In addition to claims arising under state and federal statutes, where a release or spill of hazardous substances, oil and gas or oil and gas wastes have occurred, private parties or landowners may bring lawsuits against oil and gas companies under state law. The plaintiffs may seek property damages, personal injury damages, remediation costs or injunctions to require remediation or restoration of contaminated property, soil, groundwater or surface water. In some cases, oil and gas operations are located near populated areas and emissions or accidental releases could affect the surrounding properties and population.

Employees

We have no employees other than our sole executive officer and director, Arthur Bertagnolli, who serves as our President and CEO. We do currently have an employment agreement with Mr. Bertagnolli, which is attached to this report as Exhibit 10.1. We also intend to hire employees to work in the field as we transition away from contract operators and into performing our own field work.

Description of Property

Our Properties

Our properties consist essentially of oil and gas wells and leases located in Texas.

Ali-O No.1, Gonzales County, Texas

On October 25, 2006, we acquired a lease of approximately 82.66 acreas of land in Gonzales County, Texas to complete and produce oil and gas on the property. Our lease on the property extends for so long as we conduct operations without cessation for more than 120 consecutive days.    With the lease we acquired ownership of all machinery, fixtures, equipment, tanks, well bore,  casing and all other equipment used in connection with the operation of, and production of an oil well  located on the leased premises.

Rozella Kifer, Gonzales County, Texas

On January 1, 2007, we acquired approximately 193.003 acres of land in Gonzales County, Texas to complete and produce oil and gas on the property. Our lease on the property extends for so long as we conduct operations without cessation for more than 120 days. With the lease we acquired ownership of all machinery, fixtures, equipment, tanks, well bore,  casing and all other equipment used in connection with the operation of, and production of an oil well  located on the leased premises.

Zavadil No.1

On October 1, 2006, we acquired approximately 45 acres of land in Gonzales County, Texas to complete and produce oil and gas on the property. Our lease on the property extends for so long as we conduct operations without cessation for more than 120 days. With the lease we acquired ownership of all machinery, fixtures, equipment, tanks, well bore,  casing and all other equipment used in connection with the operation of, and production of an oil well  located on the leased premises.

Wright

On January 1, 2006, we acquired the Wright leases of approximately 485.41 acres of land in Gonzales County, Texas to complete and produce oil and gas on the property. Our lease on the property extends for so long as we conduct operations without cessation for more than 120 days. With the lease we acquired ownership of all machinery, fixtures, equipment, tanks, well bore,  casing and all other equipment used in connection with the operation of, and production of an oil well  located on the leased premises.

Reserves Reported to Other Agencies

We have filed no estimates of total, proved net oil or gas reserves with any other federal authority or agency.

Production

As of December 31, 2008, the following lists our average sales price and cost of our producing properties:

Year	Average Sales Price Per Unit of Oil Produced	Average Production Cost Per Unit of Production
2008	$96.46	$27.88
2007	$58.75	$14.18
2006	$45.34	$12.76

Productive Wells and Acreage

The following tables set forth our leasehold interest in productive oil wells, as of December 31, 2008:

Area	Gross (1)	Net (2)
Ali-O	52.50	46.74
Rozella Kifer	52.50	40.75
Zavadil No.1	46.00	33.91
Wright	100	75.00

(1)	A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

(2)
A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of the fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

The following table sets forth the amounts of our net and gross productive wells and acreage(1) as of December 31, 2008:

Area	Gross (2)	Net (3)
Ali-O	82.66	42.93
Rozella Kifer	193.003	101.32
Zavadil No.1	45	20.7
Wright	485.41	364.05
Total:	806.073	528.46

(1)	Consists of acres spaced or assignable to productive wells.

(2)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(3)
A net acre is deemed to exist when the sum of fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Drilling Activity

The following table sets forth the results of our oil and gas drilling and acquisition activities as of December 31, 2008:

	Exploratory Wells			Development Wells
Area	Dry	Cased	Productive	Dry	Productive
Texas	0	0	0	1	1

Present Activities

With respect to the Company’s four wells, all four wells were re-conditioned, placed online and are producing oil. The Company has received positive results from an evaluation to drill additional horizontal legs out of the exisiting well bores of these producing wells. These new horizontal legs will allow penetration of formations which are expected to encounter new fractures in the Austin Chalk. In 2009 the Company plans to complete the drilling of new horizontal legs and also acquire additional wells in Gonzales and contiguous counties of Texas.

Delivery Commitments

All oil produced from the Company’s wells is sold to Gulfmark Energy, Inc. who then resells the oil to a refinery. The volume of oil produced is gauged and sold on a monthly basis. This volume is not a constant number and may increase due to field maintenance activities or additional drilling.

Office Property

We maintain our corporate offices at 11200 Westheimer, Suite 900, Houston TX 77042.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. To the extent that any statements made in this Report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in “Risk Factors” and include, without limitation:

▪	Our limited and unprofitable operating history;
▪	the ability to raise additional capital to finance our activities;
▪	legal and regulatory risks associated with the Merger;
▪	the future trading of our common stock;
▪	our ability to operate as a public company;
▪	general economic and business conditions;
▪	the volatility of our operating results and financial condition; and
▪	our ability to attract or retain qualified senior scientific and management personnel.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K.

Information regarding market and industry statistics contained in this Report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

Management’s Discussion and Analysis or Plan of Operation

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K.

The following discussion reflects our plan of operation. This discussion should be read in conjunction with the audited financial statements of Plantation Exploration for the years ended December 31, 2008 and 2007. This discussion contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. These statements involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report on Form 8-K, particularly under the headings “Forward Looking Statements” and “Risk Factors.”

Our Plan of Operations

Expand Portfolio of Wells

We currently hold leases on and are producing oil from four wells: Ali-O No.1, Rozella Kifer, Zavadil No.1, and Wright. We will continue our workover efforts on these wells, and intend to seek to duplicate our successful efforts with other wells. We intend to work closely with Forrest A. Garb & Associates, a petroleum consulting firm specializing in geological analyses of oil wells, which we have retained as a consultant. Together we plan to locate and evaluate a number of abandoned oil wells. We will determine the production potential of each well using geological evaluations including seismic data.  In addition to the four wells that we are currently operating, we have also already identified 18 other wells: two that are producing and 16 that have been abandoned but have seismic or other data indicating that they are favorable candidates for recompletion or workover.

Once we have determined which wells have the greatest production potential and are most likely to respond to our workover efforts, we will then pursue leases to gain access to those wells. When we have secured leases, we will engage in workover operations as with our previous well, primarily through horizontal drilling and acidization. We thus hope to extract and sell crude oil to Royal Dutch Shell or other large oil companies.

We are also currently in the process of becoming our own operator and plan to file a bond with the Railroad Commission of Texas to complete this course of action.  Operative cost reduction will make our Product more affordable and appealing to large oil companies. We feel our final Product will compete effectively in the marketplace due to the high demand for domestic oil and its low cost relative to imported oil and oil extracted from new wells in the marketplace.

Transition to Bringing Operations In-house

As discussed above, we intend to seek more oil wells that will produce oil as a result of our re-entry and workover efforts after recompletion and workover. However, because our contract operator conducts field operations for four other companies and for their own wells as well, we feel that we can operate more efficiently and respond more immediately to market and operational concerns if we bring this function in-house. Therefore, we plan to hire employees to conduct our field operations for any new wells we acquire. We feel that this will reduce our operational costs and allow us a greater level of flexibility and control than we currently experience conducting field operations through a contract operator.

In order to become our own operator, we are required to file a bond with the Railroad Commission of Texas. We intend to do this prior to hiring field employees. As our field operations increase in fiscal and operational efficiency, we intend to expand their duties to include the field operations of the four wells we currently hold. Thus, we intend to eventually replace our current field operator with our own field employees.

Off Balance Sheet Transactions

We have had no off balance sheet transactions.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Critical Accounting Policies

Our significant accounting policies are described in Note 1 of the Financial Statements.

Results of Operations

Years Ended December 31, 2008 and 2007

Revenues

Our total revenue reported for the year ended December 31, 2008 was $257,864, an increase from $224,584 for the year ended December 31, 2007.  The increase in revenues for the year ended December 31, 2008 from the prior year is attributable to increased oil revenues.

Cost of Revenues

Our revenues are offset by our lease operating expenses and depreciation and depletion of our wells.  The cost of revenues for the year ended December 31, 2008 decreased to $419,155 from the prior year of $531,967. The decrease in our cost of revenues for the year ended December 31, 2008 from the prior year is attributable to the natural progression of a deleting asset. The byproduct of the deletion of production results in a decrease in costs.

Gross Loss

Gross loss for the year ended December 31, 2008 was $161,291, as compared with $307,383 for the year ended December 31, 2007.  The decrease in gross loss for the year ended December 31, 2008 is attributable to higher oil revenues and a decrease in both lease operating expenses and depreciation and depletion.

Operating Expenses

Operating expenses decreased to $142,592 for the year ended December 31, 2008 from $334,291 for the year ended December 31, 2007. Our operating expenses for the year ended December 31, 2008 consisted of professional fees of $113,833 and general and administrative expenses of $28,759.  Our operating expenses for the year ended December 31, 2007consisted of professional fees of $251,161 and general and administrative expenses of $83,180.  The decrease in operating expenses for the year ended December 31, 2008 from the prior year is primarily attributable to the decrease in the amount of wells in production and the increase in efficiency of maintenance and production.

Other income (expense)

For the year ended December 31, 2008, total other expenses were $48,988 compared to other income of $545,219 for the year ended December 31, 2007. In 2007 we realized a significant gain in the sale of assets in the amount of $545,219, compared with a loss of assets in the amount of $44,988 for the year ended December 31, 2007.  The increase in assets is directly attributed to the increase in the price of oil and the decrease in lease operation expenses.

Net Loss

Net loss for the year ended December 31, 2008 was $352,871, compared to net loss of $144,255 for the year ended December 31, 2007. The increase in net loss is primarily attributable to the significant other income we realized in 2007 from the sale of assets.

Liquidity and Capital Resources

As of December 31, 2008, we had total current assets of $21,022 and total assets in the amount of $691,671. Our total current liabilities as of December 31, 2008 were $658,341.  Thus, we had a working capital deficit of $637,319 as of December 31, 2008.

Operating activities used $285,950 in cash for year ended December 31, 2008. Our net loss of $352,871 was the primary component of our negative operating cash flow. Cash flows provided by investing activities during the year ended December 31, 2008 was $43,324 consisting of $225,000 from the sale of property and equipment, offset by $181,676 from the purchase of property and equipment. Cash flows provided by financing activities during the year ended December 31, 2008 was $220,000 consisting of proceeds of $420,000 from notes payable, offset by payments of $200,000 for notes payable.

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We intend to fund operations through increased sales and debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. We plan to seek additional financing in a private equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

RISK FACTORS

The following are certain identifiable risk factors for Plantation Exploration’s business operations.  Risk factors related to our former business operations have been excluded but can be found in prior filings with the Securities and Exchange Commission.

Risks Related to Our Financial Condition

Because We Have Reoccurring Losses, It is Uncertain Whether We Will Be Able to Achieve Our Business Objectives.

We incurred net losses of $352,871 and $144,255 for the years ended December 31, 2008 and 2007, respectively.  We cannot assure you that we can sustain profitability on a quarterly or annual basis at any time in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including the current market price of crude, lease operating expenses, and demand. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Because We Have Limited Operating Capital, and If We are Not Successful in Continuing to Grow Our Business and Obtaining Additional Capital, Then We May Have to Scale Back or Even Cease Our Ongoing Business Operations.

We do not have sufficient capital for current operations through our cash position and current cash flow. We had a working capital deficit of $637,319 as of December 31, 2008.We will require additional financing to pay our debts, operate our business and to fund our growth plans.  There can be no assurance that we will be able to obtain such financing on attractive terms, if at all. We have no firm commitments for additional cash.  If we are not able to raise capital and operate profitably, we may have to scale back or cease operations and investors may lose some or all of their investment in our company.

Risks Related to Our Business

Because Crude Oil Development, Re-completion of Wells, Restoring Wells to Production and Drilling and Completing New Wells Are Speculative Activities That Involve Numerous Risks and Substantial and Uncertain Costs, We May Be Unable to Maintain Profitability.

Drilling for crude oil and reworking existing wells involves numerous risks, including the risk that no commercially productive crude oil reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including:

▪	unexpected drilling conditions;

▪	pressure or irregularities in formations;

▪	equipment failures or accidents;

▪	inability to obtain leases on economic terms, where applicable;

▪	adverse weather conditions;

▪	compliance with governmental requirements; and

▪	shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

Drilling or reworking is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and horizontal drilling do not guarantee that we will find crude oil and/or natural gas in our wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil Horizontal drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to:

▪	the results of previous development efforts and the acquisition, review and analysis of data;

▪	the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects;

▪	the approval of the prospects by other participants, if any, after additional data has been compiled;

▪	economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and the availability of drilling rigs and crews;

▪	our financial resources and results;

▪	the availability of leases and permits on reasonable terms for the prospects; and

▪	the success of our drilling technology.

These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital. We cannot assure you that these projects can be successfully developed or that the wells discussed will, if drilled, encounter reservoirs of commercially productive crude oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond our control that could adversely affect our ability to maintain profitability.

Because We Currently Use a Third Party As a Contract Operator Rather Than Acting as Our Own Operator, We May Not Be Able to Respond to Operational Problems or Changes in Demand Quickly and That Will Affect Our Ability to Be Profitable.

We do not operate our properties and we therefore have limited control over the testing, drilling and production operations of on those properties. We currently contract with Maranatha to perform our field operations. However, Maranatha also performs field operations for four other clients as well as for their own wells. We do not have a written agreement with Maranatha; only an oral agreement for their services.  If we want to change production levels to meet demand, we may not be able to do so quickly and efficiently. Similarly, if there are operational concerns at a well, we may not know immediately or be given sufficient information to make an informed decision. If events occur, which have a negative impact on a large number of wells in the area, we may be unable to have our wells serviced in a timely manner. If we are faced with a situation where our contract operator becomes unresponsive, our business and financial results may suffer. Any of these events could materially reduce the value of those properties, and correspondingly, our ability to become profitable.

If We Are Not Successful In Obtaining New Or Maintaining Current Leases For Abandoned Oil Wells, Our Business Will Fail.

Because we do not own land and do not intend to purchase any real property, we are dependent upon entering into lease agreements with landowners and engaging in workovers of previously abandoned wells. If we are not able to enter into new lease agreements, our growth plans will be frustrated. If we are unable to maintain our current leases by meeting the terms of those leases, or if we are unable to negotiate new lease agreements to replace our current leases when they expire, our business, revenues, and financial position will be negatively impacted.

If We Are Unable To Locate Abandoned Oil Wells and Bring Them Into Production Through Our Workover Efforts, Our Business Will Fail.

Our business plan depends on our ability, with our consultants, to identify oil wells that will generate significant levels of crude oil in response to our workover efforts. The identification of such wells is based upon seismic and other data, but involves extrapolation, assumptions, experience, and percentages. It is not an exact science, and we fully expect that some of the wells we identify will not become commercially viable. In the past, we have expended time, money, and effort on wells, which did not become productive. If we pursue too many wells that do not become productive, our costs will increase, our revenues will decrease, and our financial condition will be materially and adversely affected.

Because Crude Oil Prices Are Highly Volatile in General, Low Prices Will Negatively Affect Our Financial Results.

Our revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital are substantially dependent upon prevailing prices of crude oil. We sell crude oil to large oil companies, including Dutch Royal Shell, at rates based upon the previous month’s average commodity price of crude oil. A wide variety of factors affect the price of crude oil, including OPEC, national and international economic conditions, and consumer demand for gasoline and a wide variety of manufactured products. We have no control over the factors affecting the price of crude oil, nor can we predict its fluctuations. The price of crude oil has dropped significantly over the past twelve months, and we cannot guarantee that it will not continue to do so. Accordingly, if  the price of crude oil drops or stabilizes at a low price, our revenues will be negatively impacted and our business may fail.

Historically, the markets for crude oil have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for crude oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil, market uncertainty and a variety of additional factors that are beyond our control, including:

▪	worldwide and domestic supplies of crude oil;

▪	the level of consumer product demand;

▪	weather conditions;

▪	domestic and foreign governmental regulations;

▪	the price and availability of alternative fuels;

▪	political instability or armed conflict in oil producing regions;

▪	the price and level of foreign imports; and

▪	overall domestic and global economic conditions.

It is extremely difficult to predict future crude oil price movements with any certainty. Declines in crude oil prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations.

Because the Oil and Gas Industry is Highly Competitive,  There Is No Assurance We Will Capture Enough of the Market or The Right Investments In Oil and Gas Properties to Maintain the Limited Profitability We Have Experienced to Date.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict whether the necessary funds can be raised or that any projected work will be completed.

Because Oil and Gas Operations are Subject to Comprehensive Regulation That May Cause Substantial Delays or Require Capital Outlays in Excess of Those Anticipate, Our Business May be Adversely Effected.

Crude oil operations are subject to extensive federal, state and local government regulations, which may be changed from time to time.  Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil wells below actual production capacity in order to conserve supplies of crude oil. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil, byproducts thereof and other substances and materials produced or used in connection with crude oil operations. In addition, we may inherit liability for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us.

Any failure on our part to comply with existing regulations or to ensure the compliance of our contract operator with existing regulations could result in the loss of our license to operate in the state of Texas. Some breaches, such as the failure to remediate land when we abandon a well, could result in significant fines, and lack of willingness by landowners to enter into lease agreements with us in the future. Such results would effectively limit our ability to continue operating or to continue to do so profitably.

Because Drilling Involves Many Risks, We May Become Liable for Pollution or Other Liabilities Which May Have an Adverse Effect on Our Financial Position.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, power outages, labor disruptions, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. We may become subject to liability for pollution or hazards against which we cannot adequately insure or for which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

If We Fail to Manage Growth Effectively, Our Resources Will Be Strained and May Cause Our Business to Fail.

As we expand our portfolio of wells, we intend to bring our field operations in-house. As we transition from utilizing our contract operator to becoming our own operator, we will need to hire oil field workers and site managers, and implement systems to ensure their efficient operation. There is no assurance that we will be able to find and train qualified personnel, develop effective operational systems, and implement them effectively in such a way as to realize the operational savings we are seeking through this transition. If we fail to manage this growth into new operations effectively, our productivity may suffer and materially and adversely affect our business, results of operations and financial condition.

Because We Depend On Successful Exploration, Development and Acquisitions to Maintain Reserves and Revenue in the Future, Our Survival Depends on Finding and/or Acquiring Additional Reserves.

In general, the volume of production from oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of and oil reserves would be impaired. In addition, we are dependent on finding partners for our exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

Because We Are a Small Company Compared with Our Competitors, We May Not Be Able to Keep Pace with Technological Developments in Our Industry.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other oil companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

Risks Related to Management

If We Are Unable to Retain the Services of Our Present Management or If We Are Unable to Successfully Recruit Qualified Managerial and Field Personnel Having Experience in Oil Exploration, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued services of our current management. Loss of their services could have a material adverse effect on our growth, revenues, and prospective business. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Because Our Articles of Incorporation and Bylaws and Nevada Law Limit the Liability of Our Officers, Directors, and Others, Shareholders May Have No Recourse for Acts Performed in Good Faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

New Legislation, Including the Sarbanes-Oxley Act of 2002, May Make It More Difficult for Us to Retain or Attract Officers and Directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

Because we do not Expect to Pay Dividends on the Common Stock for the Foreseeable Future, Investors Seeking Cash Dividends Should Not Purchase our Common Stock.

We do not currently intend to pay cash dividends on our common stock and do not anticipate paying any dividends at any time in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on the common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize gains on their investment. Investors seeking cash dividends should not purchase the common stock.

Our Securities Are Quoted on the OTC Bulletin Board, which will Limit the Liquidity and Price of our Securities More than if our Securities were Quoted or Listed on a National Stock Exchange.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “AKPN.OB.” We anticipate that the market price of our Common Stock will be subject to wide fluctuations in response to several factors, including: our ability to develop projects successfully; increased competition from competitors; and our financial condition and results of our operations. We cannot assure you that our securities will continue to be quoted on the OTCBB. Quotation of our securities on the OTCBB may limit the liquidity and price of our securities more than if our securities were quoted or listed on a national stock exchange. Lack of liquidity may limit the price at which you may be able to sell our securities or your ability to sell our securities at all.

While our Shares are Quoted on the OTC Bulletin Board, We are Required to Remain Current in our Filings with the SEC and our Securities will not be Eligible for Quotation if we are not Current in our Filings with the SEC.

While the common stock is quoted on the OTCBB, we will be required order to remain current in our filings with the SEC in order for shares of the common stock to be eligible for quotation on the OTCBB. In the event that we become delinquent in our required filings with the SEC, quotation of the common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If the common stock is not eligible for quotation on the OTCBB, investors in the common stock may find it difficult to sell their shares.

If Significant Short Selling Occurs in Connection with the Market for Our Securities on the OTCBB, Short Selling could Increase the Volatility of our Stock Price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of the common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on OCTBB or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we are Subject to the “Penny Stock” Rules while our Shares are Quoted on the OTC Bulletin Board, the Level of Trading Activity in our Stock may be Reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealers’ presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in the common stock may find it difficult to sell their shares.

If a Substantial Number of Shares are Sold, the Market Price for Our Common Stock Could Decline.

If any of our stockholders sells substantial amounts of our common stock in the public market, the market price of our common stock could fall. In addition, such sales could create the perception of difficulties or problems with our professional services or station acquisition strategy. As a result, these stock sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on the effective date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Office(s) Held
Arthur Bertagnolli	61	President, Chief Executive Officer and Director

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Arthur Bertagnolli has been our President, CEO, and director since 2007. He oversees all responsibilities in the areas of corporate administration, business development, and research. Mr. Bertagnolli began performing contract work for Plantation Exploration in 1988, and became a full-time employee in 1997. He served as our vice-president from 2000 until 2007, and became our President in 2007. His duties have included oil field management, competitive intelligence, demographic studies, strategic marketing, contract negotiations, account acquisition and retention, and advertising and promotion.

Directors

Our bylaws authorize no less than one (1) and no more than twelve (12) directors. We currently have one director.  Immediately prior to the effective time of the Merger, Arthur Kaplan resigned as our sole officer and director. Pursuant to the terms of the Merger Agreement, Arthur Bertagnolli, who prior to the Merger was the director of Plantation Exploration, was appointed as our director.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

There are no family relationships among our directors and executive officers.

Meetings of Our Board of Directors

Our board of directors did not hold any meetings during the most recently completed fiscal year end. Various matters were approved by consent resolution, which in each case was signed by each of the members of the Board then serving.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•
The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Experience in political affairs;
•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both to our officers and to our directors for all services rendered in all capacities to us for our fiscal years ended December 31, 2008 and 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Arthur Bertagnolli, President	2008 2007	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Arthur Kaplan, former President	2008 2007	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to the Summary Compensation Table

While our sole executive officer, Arthur Bertagnolli, has not drawn a salary for the past two years, we currently have an employment contract with Mr. Bertagnolli to serve as President, CEO, Chairman and sole director of our company and Plantation Exploration. We have agreed to compensate Mr. Bertagnolli $14,000 per month for the first 12 months and $20,000 per month for the second 12 month period. Mr. Bertagnolli will also receive a stock bonus from our company for meeting certain criteria, including: (i) 750,000 shares of our common stock if our company generates 100 barrels of oil per day in 180 days; (ii) 750,000 shares of our common stock if our company generates 300 or more barrels of oil per day in 365 days; and (iii) 1,000,000 shares of our common stock if our company completes a lease with reserves equal to 35,000,000 or more barrels of oil. Additionally, within 15 days after our second and fourth fiscal quarters, we will pay to Mr. Bertagnolli a cash bonus equal to 3% of our net revenues for the just completed and prior fiscal quarter, and each subsequent second and fourth quarter thereafter.  We will also pay Mr. Bertagnolli a cash bonus of 5% of the net proceeds of any sale of our company to any larger oil and gas company, with an additional 5% if Mr. Bertagnolli secures the purchaser. Finally, we have agreed to issue Mr. Bertagnolli options to purchase 1,000,000 shares of our common stock at an exercise price of $1.00 per share that will vest in 2 years from the date of the agreement, and to issue Mr. Bertagnolli options to purchase up to 5% of our outstanding common stock at an exercise price of $1.00 per share that will vest in 2 years from the date of the agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception. However, we intend to grant options to Mr. Bertagnolli two years from the date of the Merger as part of the Employment Agreement we are pursuing with him.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Arthur Bertagnolli	-	-	-	-	-	-	-	-	-
Arthur Kaplan	-	-	-	-	-	-	-	-	-

Compensation of Directors Zero

The table below summarizes all compensation of our directors as of December 31, 2008.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Arthur Bertagnolli	-	-	-	-	-	-	-
Arthur Kaplan, former director	-	-	-	-	-	-	-

Narrative Disclosure to the Director Compensation Table

We do not pay any cash compensation to our directors.

Stock Option Plans

We currently do not have a stock option plan in place.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of the effective date of the Merger by (1) all persons who are beneficial owners of 5% or more of our voting securities, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 7,000,000 Shares of Common Stock issued and outstanding as of the effective date of the Merger. Addresses for all of the individuals listed in the table below are c/o Savoy Energy, 11200 Westheimer, Suite 900, Houston TX 77042.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class(2)
Current Executive Officers & Directors:
Common	Arthur Bertagnolli	2,000,000 Shares	28.57%
Total of All Current Directors and Officers:		2,000,000 Shares	28.57%
More than 5% Beneficial Owners
Common

(1)	Includes shares held directly with sole voting and investment power, unless otherwise indicated.
(2)	Includes shares subject to stock options and warrants that are held by the individual and exercisable within 60 days.

Certain Relationships and Related Transactions

With the exception of the Merger and the agreements discussed herein, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

In connection with the Merger, we entered into an Employment Agreement with Mr. Bertagnolli to serve as CEO and director of our company.  The terms of the Employment Agreement are set forth in this document in the section entitled “Narrative Disclosure to the Summary Compensation Table” and in the Employment Agreement itself, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Similarly, in connection with the Merger, we entered into a Non-Competition and Non-Solicitation Agreement with Mr. Bertagnolli.  The terms of the Non-Competition and Non-Solicitation Agreement are set forth in this document in the section entitled “Non-Competition and Non-Solicitation Agreement” and in the Non-Competition and Non-Solicitation Agreement itself, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. Immediately following the Merger, there were 7,000,000 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Registration Rights

We do not intend to file a registration statement with the SEC registering the resale of any of the shares of common stock issued in relation to our Merger.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Market Price and Dividends

Plantation Exploration is, and has always been, a privately-held company. There has never been a public market for the securities of Plantation Exploration. Plantation Exploration has never declared or paid any cash dividends on its capital stock. In addition, there has never been a trading market for Plantation Exploration’s common stock.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of the date of the Merger, our shares were quoted on the OTCBB under the symbol “AKPN.OB.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2008
Quarter Ended	High $	Low $
December 31, 2008	0.50	0.175
September 30, 2008	0	0
June 30, 2008	0	0
March 31, 2008	0	0
Fiscal Year Ending December 31, 2007
Quarter Ended	High $	Low $
December 31, 2007	n/a	n/a
September 30, 2007	n/a	n/a
June 30, 2007	n/a	n/a
March 31, 2007	n/a	n/a

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer located at 2470 Saint Rose Parkway, Henderson, NV 89074.

Item 3.02.     Unregistered Sales of Equity Securities

In connection with the Merger, the previous shareholders of Plantation Exploration received 2,000,000 shares of our common stock. The 2,000,000 shares of our common stock which were issued to the former holders of common stock of Plantation Exploration on as of the effective date of the Merger were done so in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

Item 5.01.     Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the effective time of the Merger, Arthur Kaplan resigned as our sole director and officer. There was no known disagreement with Mr. Kaplan on any matter relating to our operations, policies, or practices. Pursuant to the terms of the Merger Agreement, our new director and officer is as set forth herein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. Pursuant to the terms of the Merger Agreement, Arthur Bertagnolli, who prior to the Merger was the director of Plantation Exploration, was appointed as our sole officer and director.

Item 5.03.     Amendments to Articles of Incorporation.

On April 3, 2009, we merged our Acquisition Sub with and into the Company in a short-form merger transaction under Nevada law and, in connection with this short form merger, changed the name of the Company to “Savoy Energy Corporation.”

Item 9.01.     Financial Statements and Exhibits

Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the audited financial statements of our predecessor Plantation Exploration, Inc., a privately held Nevada corporation, for the years ended December 31, 2008 and 2007 are filed in this Current Report on Form 8-K as Exhibit 99.2.

Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.3.

(c)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Merger
2.2	Stock Purchase Agreement
10.1	Employment Agreement
10.2	Non-Competition and Non-Solicitation Agreement
99.1	Audited financial statements of Plantation Exploration, Inc. for the years ended December 31, 2008 and 2007
99.2
Unaudited pro forma consolidated balance sheet as of December 31, 2008; and unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated statement of stockholders’ equity for the year ended December 31, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 6, 2009	Savoy Energy Corporation

By: /s/ Arthur Bertagnolli
Arthur Bertagnolli
Chief Executive Officer